REEDER & SIMPSON P.C.

Attorneys-at-Law

RRE Commercial Center		Raymond E. Simpson
P.O. Box 601		53-55 Akti Miaouli, 6th floor
Majuro, MH 96960, Marshall Islands		185 36 Piraeus, Greece
Telephone:	+692 625 3602	Telephone:	+30 210 429 3323
Fax:	+692 625 3603	Fax:	+30 210 941 4790
E-mail:	dreeder@ntamar.net	E-mail:	simpson@otenet.gr
		Mobile phone:	+30 6945 465 173

January 14, 2008

Seacastle Inc.

c/o Seacastle Operating Holdings LLC

1 Maynard Drive

Park Ridge, New Jersey 07656

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by Seacastle Inc., a Marshall Islands corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering an underwritten public offering of 25,000,000 shares (the “Firm Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”), and 3,750,000 shares of Common Stock (the “Option Shares”) at the underwriters option to cover over-allotments. The Firm Shares and the Option Shares are collectively referred to herein as the “Securities.”

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the Republic of the Marshall Islands.

2. The Securities to be sold to the underwriters, when issued and sold in accordance with and in the manner described in the Underwriting section of the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We are opining solely on the laws of the Republic of the Marshall Islands, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the Marshall Islands and all applicable judicial and regulatory determinations in connection therewith.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Reeder & Simpson P.C.